UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2007
XENOPORT, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)
3410 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (408) 616-7200
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Section 1 Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
On February 7, 2007, XenoPort, Inc., a Delaware corporation (the “Company”), entered into a Development and Commercialization Agreement with Glaxo Group Limited, a company existing under the laws of England and Wales (“GSK”), granting GSK exclusive rights to co-develop and commercialize XP13512, a unique prodrug of gabapentin, in the United States and other countries worldwide, excluding certain Asian countries. XP13512, the Company’s most advanced product candidate, is currently in Phase 3 development for restless legs syndrome (“RLS”) and in Phase 2 development for neuropathic pain.
Under the terms of the agreement, the Company is entitled to receive an up-front cash payment of $75 million. The Company is also eligible to receive aggregate milestone payments of up to $65 million for development activities leading up to the NDA filing for RLS, up to $210 million in other potential development and regulatory milestone payments and up to $290 million in potential sales milestone payments based on successful commercialization of XP13512 for RLS and neuropathic pain. In addition to royalties on sales outside the United States, the Company is entitled to receive tiered, double-digit royalty payments on United States sales of XP13512 unless the Company elects to co-detail XP13512 with GSK in the United States, in which case the Company will be entitled to participate in a net profit share for XP13512 in the United States. If the Company decides to co-detail XP13512 in the United States, it is also entitled to detail REQUIP™ products currently in development by GSK, provided they are approved in the United States. Each of the Company and GSK has the right to terminate the Company’s co-detailing of XP13512 in certain circumstances. GSK will have an exclusive right to develop, manufacture and commercialize XP13512 in the United States and all countries worldwide except certain Asian countries previously licensed by the Company to Astellas Pharma Inc.
In the United States, the Company will complete the ongoing clinical trials to support RLS development at its expense. Subject to positive Phase 3 clinical data, GSK will file the NDA for RLS for FDA approval. GSK will lead the development and registration of XP13512 for all other indications, including neuropathic pain. GSK will also be solely responsible for the manufacture of XP13512 to support its development and commercialization within the licensed territories.
GSK has the right to terminate the agreement in its entirety for any reason after the first 12 months from the date of execution. In the event of a termination by GSK after GSK has obtained marketing approval and has commercially launched XP13512 for neuropathic pain in certain identified countries, then the Company will be obligated to pay to GSK royalties on sales of the product for at least ten years.
The agreement is subject to review by the U.S. Government under the Hart-Scott-Rodino Antitrust Improvements Act and will become effective after clearing review.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XenoPort, Inc. (Registrant)
Dated: February 12, 2007	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer